Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No 2 to Form F-3 of Alcatel-Lucent of our report dated December 14, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, for the year ended September 30, 2006, which appears in Lucent Technologies Inc. and its subsidiaries’ Annual Report on Form 10-K dated December 14, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
December 15, 2006